KINDER MORGAN ENERGY
                        PARTNERS, L.P. AND SUBSIDIARIES
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (Dollars In Thousands Except Per Unit Amounts)


FOR THE QUARTER ENDED MARCH 31,                           2003         2002
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Weighted-average number of limited
 partners' units on which limited partners'
 net income per unit is based:
Basic                                                 181,376,635    166,048,877

Add:  Incremental units under common unit
      option plan                                         133,591        197,088
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Assuming dilution                                     181,510,226    166,245,965
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Income Before Cumulative Effect of a
 Change in Accounting Principle                      $    167,013   $    141,433

Add: Cumulative effect adjustment from
 change in accounting for asset retirement
 obligations                                                3,465              -
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Net Income                                           $    170,478   $    141,433
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Calculation of Limited Partners' interest
in Net Income:
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Income Before Cumulative Effect of a
 Change in Accounting Principle                      $    167,013   $    141,433
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Less: General Partner's interest                          (76,425)      (61,794)
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Limited Partner's interest                                 90,588         79,639
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Add:  Limited Partner's interest in Change
 in Accounting Principle                                    3,430              -
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Limited Partners' interest in Net Income             $     94,018   $     79,639
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Earnings per limited partner unit:
Limited Partners' Income Before
Cumulative Effect of a Change in
Accounting Principle per unit
Basic                                                $      .50     $      .48
Diluted                                              $      .50     $      .48
Limited Partners' Cumulative
Effect of a Change in Accounting
Principle per unit
Basic                                                $      .02     $        -
Diluted                                              $      .02     $        -
Limited Partners' Net Income per unit
Basic                                                $      .52     $      .48
Diluted                                              $      .52     $      .48